United States Steel Corporation 2016 Omnibus Incentive Compensation Plan
Performance Share Award Grant Agreement
United States Steel Corporation, a Delaware Corporation (herein called the "Corporation"), grants to the employee of the employing company identified below (the "Participant") a Performance Share Award representing the right to receive a specified number of shares of the common stock of the Corporation ("Shares") set forth below, which right, if payable, shall be paid in Shares:
Name of Participant:
Name of Employing Company: United States Steel Corporation
Target Number of Shares
Subject to Award:    SHARES
Maximum Number of Shares
Subject to Award:    Two times the Target Number of Shares Subject to the Award
Performance Period:    January 1, 2022 through December 31, 2025
Performance Goals:    See Exhibit A, attached
Date of Grant:    GRANT DATE
By accepting this Award in any manner and within the time period prescribed by the Corporation, the Participant agrees that (1) this Performance Share Award is granted under and governed by the terms and conditions of the Corporation's 2016 Omnibus Incentive Compensation Plan, as amended from time to time (the "Plan"), and the provisions of this Performance Share Award Grant Agreement, including the Terms and Conditions contained herein and the Performance Goals set forth in Exhibit A attached hereto (collectively, the "Agreement"), (2) he or she has reviewed the Plan and the Agreement in their entirety, and (3) he or she has had an opportunity to obtain the advice of counsel prior to accepting this Award and fully understands all provisions of the Plan and the Agreement.
United States Steel Corporation
By: ______________________
Authorized Officer

Performance Share Award-December 2021

Terms and Conditions
(1)Grant of Performance Share Award: The Performance Period for purposes of determining whether the Performance Goals have been met shall be the four-year Performance Period specified herein. The Performance Goals for purposes of determining whether, and the extent to which, the Performance Share Award is earned and payable are set forth in Exhibit A to this Agreement. Subject to the provisions of this Agreement, the Performance Share Award shall become payable, if vested, following the Committee's determination and certification after the end of the Performance Period, as to whether and the extent to which the Performance Goals have been achieved. Notwithstanding the foregoing, the Committee in its sole discretion may reduce or eliminate any portion of the Performance Share Award or the number of Shares to be issued as a result of performance measured against the Performance Goals.
(2)Payment of Award: If and to the extent the Performance Share Award is vested, earned and payable, the Corporation shall cause a stock certificate to be issued in the Participant's name, for no cash consideration, for the number of shares of common stock of the Corporation determined by the Committee to be payable pursuant to paragraph 1 hereof. Payment shall be made following the end of the Performance Period and certification by the Committee, and in no event more than two and one-half months following the end of the calendar year in which the Performance Period ends, except as otherwise provided in Section 11. No dividends or dividend equivalents shall be payable with respect to the Performance Share Award before the Performance Goal has been achieved and the Performance Share Award has been determined to be earned.
(3)Transferability: The Participant shall not sell, transfer, assign, pledge or otherwise encumber or dispose of any portion of the Performance Share Award and the right to receive Shares, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Shares prior to the payment, if at all, of a stock certificate in the name of the Participant shall have no effect, regardless of whether voluntary, involuntary, by operation of law or otherwise.
(4)Change in Control: Notwithstanding anything to the contrary stated herein, in the event of a Change in Control of the Corporation, the Performance Share Award shall immediately vest at the target performance level with respect to each Performance Goal.
(5)Vesting: To vest in this Performance Share Award, the Participant must continue as an active employee of an Employing Company during the Performance Period and through the date on which the Committee certifies whether the Performance Goal relating to the Performance Period has been achieved, subject to the following:
(a)Unless otherwise determined by the Committee, in the event of a Termination of the Participant's employment due to death or becoming Disabled, following the attainment of Normal Retirement Age, or under circumstances which would qualify the Participant for benefits under a severance plan of the Corporation (including, as applicable, the execution, without revocation, of a waiver and release of claims) the Performance Share Award vests based upon the number of complete months worked by the Participant during the Performance Period in relation to the number of whole months in the Performance Period and the remainder shall be forfeited. Unless otherwise determined by the Committee, in the event of a Termination with Consent, the Participant shall remain entitled to vest in the total number of Shares issuable under the Performance Share Award,

Performance Share Award-December 2021

subject to the determinations with respect to achievement of the Performance Goals.
(b)The Performance Share Award will be forfeited automatically upon any other Termination of employment (including but not limited to any voluntary termination by the Participant or any Termination by the Corporation or the Employing Company for Cause or without Cause) prior to the date on which the Committee certifies whether the Performance Goal relating to the Performance Period has been achieved, such forfeiture being without consideration or without further action required of the Corporation or Employing Company.
(6)Termination of Employment: Notwithstanding any other terms or conditions of this Plan or this Agreement to the contrary, in the event of the Participant's Termination of employment, regardless of the reason for such Termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any, the Participant's rights under this Agreement will terminate effective as of the date that the Participant is no longer actively employed by an Employing Company and will not be extended by any notice period. For purposes of the Performance Share Award, active employment does not include any contractual notice period or any period of "garden leave" or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any. The Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the Performance Share Award.
(7)Adjustments and Recoupment: The Target and Maximum number of Shares are subject to adjustment as provided in Section 8 of the Plan. The Participant shall be notified of such adjustment and such adjustment shall be binding upon the Corporation and the Participant. Consistent with Section 8 of this Agreement, this Award shall be administered in accordance with, and is subject to, any recoupment policies and provisions prescribed by the Plan at the time of such Award; notwithstanding the foregoing, this Award shall be subject to all recoupment provisions required by law from time to time. In its sole discretion, the Committee shall have the authority to amend, waive or apply the terms of any recoupment policies or provisions not required by law, in whole or in part, to the extent necessary or advisable to comply with applicable local laws, as determined by the Committee.
(8)Interpretation and Amendments: This Award and the issuance, vesting and delivery of Shares are subject to, and shall be administered in accordance with, the provisions of the Plan. No amendment of this Agreement or the Plan may, without the consent of the Participant, affect the rights of the Participant under this Award in a materially adverse manner. For purposes of the foregoing sentence, an amendment that affects the tax treatment of the Performance Share Award or that is necessary to comply with securities or other laws applicable to the issuance of Shares shall not be considered as affecting the Participant's rights in a materially adverse manner. In the event of a conflict between the Plan and this Agreement, unless this Agreement specifies otherwise, the Plan shall control. All capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan.
(9)Compliance with Laws: The obligations of the Corporation and the rights of the Participant are subject to all applicable laws, rules and regulations including, without limitation, the U.S. Securities Exchange Act of 1934, as amended; the U.S. Securities Act of 1933, as amended; the U.S. Internal Revenue Code of 1986, as amended; and any

Performance Share Award-December 2021

other applicable laws, whether U.S. origin or otherwise. No Shares will be issued or delivered to the Participant under the Plan unless and until there has been compliance with such applicable laws.
(10)Acceptance of Award: The Award shall not be payable unless it is accepted by the Participant and notice of such acceptance is received by the Corporation.
(11)Taxes/Section 409A: The Participant acknowledges that, regardless of any action taken by the Corporation or the Employing Company, the ultimate liability for any or all income tax, social security, payroll tax, payment on account or other tax-related withholding or liability in connection with any aspect of the Performance Share Award, including the grant, vesting, or settlement of the Performance Share Award or the subsequent sale of Shares ("Tax-Related Items") is and remains his or her responsibility and may exceed the amount withheld by the Corporation or the Employing Company. Furthermore, the Participant acknowledges that the Corporation and/or the Employing Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items; and (b) do not commit to and are under no obligation to structure the terms of the grant of the Performance Share Award or any aspect of the Participant's participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items or to achieve any particular tax result. Further, if the Participant has become subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Participant acknowledges that the Corporation and/or the Employing Company (or former Employing Company, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Prior to the relevant taxable event, the Participant shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employing Company to satisfy all Tax-Related Items of the Corporation and/or the Employing Company. In this regard, the Participant shall pay any Tax-Related Items directly to the Corporation or the Employing Company in cash upon request. In addition, the Participant authorizes the Corporation and/or the Employing Company, or their respective agents, at their discretion, to satisfy the obligations with regard to all applicable Tax-Related Items by one or a combination of the following methods: (1) withholding from Participant's wages or other cash compensation paid to Participant by the Corporation and/or the Employing Company; (2) withholding from proceeds of the sale of Shares issued upon payment of the Performance Share Award either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Participant's behalf pursuant to this authorization) through such means as the Corporation may determine in its sole discretion (whether through a broker or otherwise); or (3) withholding in Shares to be issued upon payment of the Performance Share Award. If the Corporation gives the Participant the power to choose the withholding method, and the Participant does not make a choice, then the Corporation will at its discretion withhold in Shares as stated in alternative (3) herein.
To avoid negative accounting treatment, the Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Corporation withholds at a rate other than the minimum statutory rate, such as the maximum withholding rate, then the refund of any over-withheld amount shall be paid in cash and the Participant will have no entitlement to the Common Stock equivalent. If the Tax-Related Items are satisfied by withholding in Shares issuable upon vesting of the Performance Share Award, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the Performance Share Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. Finally, the Participant shall pay to the Corporation or the Employing Company any amount of Tax-Related Items due as a result of any aspect of the Participant's participation in the Plan. The Participant

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understands that no Shares or proceeds from the sale of Shares shall be delivered to Participant, notwithstanding the vesting of the Performance Share Award, unless and until the Participant shall have satisfied any obligation for Tax-Related Items with respect thereto.
Notwithstanding anything in this Section 11 to the contrary, if the Performance Share Award is considered nonqualified deferred compensation, the fair market value of the shares withheld together with the amount of cash withheld may not exceed the liability for Tax-Related Items.
It is the intent that the vesting or the payments of this Performance Share Award shall either qualify for exemption from or comply with the requirements of Section 409A of the Code ("Section 409A"), and any ambiguities herein will be interpreted to so comply. The Corporation reserves the right, to the extent the Corporation deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or settlements provided under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A; provided, however, that the Corporation makes no representation that the vesting or settlement of the Performance Share Award provided under this Agreement will be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to the vesting or settlement of Performance Share Awards provided under this Agreement. In the event that any payment to a U.S. taxpayer or Participant otherwise subject to U.S. taxation, with respect to a Performance Share Award is considered to be based upon separation from service, and not compensation the Participant could receive without separating from service, then such amounts may not be paid until the first business day of the seventh month following the date of the Participant's termination if the Participant is a "specified employee" under Section 409A of the Code upon his separation from service.
(12)Nature of the Award: Nothing herein shall be construed as giving Participant any right to be retained in the employ of an Employing Company or affect any right that the Employing Company may have to terminate the employment of such Participant. Further, by accepting this Performance Share Award, the Participant acknowledges that:
(a)the Plan is established voluntarily by the Corporation, it is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by its terms;
(b)the grant of the Performance Share Award is voluntary and occasional and does not create any contractual or other right to receive future Performance Awards, or benefits in lieu of Performance Awards, even if Performance Awards have been granted in the past;
(c)all decisions with respect to future Performance Award grants, if any, will be at the sole discretion of the Committee;
(d)the Participant is voluntarily participating in the Plan;
(e)the Performance Share Award and the Shares subject to the Performance Share Award are extraordinary items which do not constitute compensation of any kind for services of any kind rendered to the Corporation or to the Employing Company, and which are outside the scope of the Participant's employment contract, if any;

Performance Share Award-December 2021

(f)the Performance Share Award and the Shares subject to the Performance Share Award are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, dismissal, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or the Employing Company or any Subsidiary or affiliate of the Corporation;
(g)the Performance Share Award and the Shares subject to the Performance Share Award are not intended to replace any pension rights or compensation;
(h)the grant of the Performance Share Award will not be interpreted to form an employment contract or relationship with the Corporation, the Employing Company or any Subsidiary or affiliate of the Corporation;
(i)the future value of the Shares underlying the Performance Share Award is unknown, indeterminable and cannot be predicted with certainty;
(j)no claim or entitlement to compensation or damages arises from forfeiture of the Performance Share Award resulting from termination of the Participant's employment by the Corporation or the Employing Company (for any reason whether or not in breach of applicable labor laws or the terms of the Participant's employment agreement, if any), and in consideration of the grant of the Performance Share Award to which the Participant is not otherwise entitled, the Participant irrevocably agrees never to institute any claim against the Corporation or the Employing Company, waives his or her ability, if any, to bring any such claim, and releases the Corporation and the Employing Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agreed to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(k)it is the Participant's sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of Shares pursuant to the vesting of the Performance Share Award;
(l)the Corporation and the Employing Company are not providing any tax, legal or financial advice, nor are the Corporation or the Employing Company making any recommendations regarding the Participant's participation in the Plan or the Participant's acquisition or sale of the Shares underlying the Performance Share Award;
(m)the Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan;
(n)unless otherwise provided in the Plan or by the Corporation in its discretion, the Performance Share Award and the benefits evidenced by this Agreement do not create any entitlement to have the Performance

Performance Share Award-December 2021

Share Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Corporation; and
(o)the following provisions apply only if the Participant is providing services outside the United States:
(i)the Performance Share Award and Shares underlying the Performance Share Award are not part of normal or expected compensation for any purpose; and
(ii)the Participant acknowledges and agrees that neither the Corporation nor the Employing Company shall be liable for any foreign exchange rate fluctuation between the local currency and the United States Dollar that may affect the value of the Performance Share Award or of any amounts due to the Participant pursuant to the settlement of the Performance Share Award or the subsequent sale of any Shares acquired upon settlement.
(13)Data Privacy:
(a)The Participant hereby explicitly, unambiguously and voluntarily consents to the collection, use, disclosure and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other Performance Share Award materials ("Data") by and among, as applicable, any Employing Company and the Corporation for the exclusive purpose of implementing, administering, and managing his or her participation in the Plan.
(b)The Participant understands that any Employing Company and the Corporation may collect, maintain, process and disclose certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Corporation, details of all equity awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the exclusive purpose of implementing, administering, and managing the Plan.
(c)The Participant acknowledges that Data will be transferred to any broker as designated by the Corporation and/or one or more stock plan service provider(s) selected by the Corporation, which may assist the Corporation with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient's country (e.g., the United States) may have different, including less stringent, data privacy laws and protections than his or her country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Corporation and any other possible recipients that may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of

Performance Share Award-December 2021

implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired upon vesting of the Performance Share Awards.
(d)The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan, including to maintain records regarding participation. The Participant understands that if he or she resides in certain jurisdictions, to the extent required by applicable laws, he or she may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting these Performance Share Awards, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing these consents on a purely voluntary basis. If the Participant does not consent or if he or she later seeks to revoke his or her consent, his or her engagement as a service provider with any Employing Company and the Corporation will not be adversely affected; the only consequence of refusing or withdrawing his or her consent is that the Corporation will not be able to grant him or her Performance Share Awards under the Plan or administer or maintain Performance Share Awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan (including the right to retain these Performance Share Awards). The Participant understands that he or she may contact his or her local human resources representative for more information on the consequences of his or her refusal to consent or withdrawal of consent.
(14)Electronic Delivery: The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant's consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Corporation intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Corporation. The Participant consents to the electronic delivery of the Plan documents and the Agreement. The Participant acknowledges that he or she may receive from the Corporation a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Corporation by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Corporation or any designated third-party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Corporation of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents.

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(15)Severability: In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
(16)Language: If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(17)Governing Law and Venue: This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws thereof. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania, and agree that such litigation shall be conducted in the courts of Allegheny County, Pennsylvania, or the federal courts for the United States for the Western District of Pennsylvania, where this grant is made and/or to be performed.
(18)Insider Trading Restrictions/Market Abuse Laws: The Participant acknowledges that, depending on the Participant's country of residence, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant's ability to acquire or sell Shares or rights to Shares (e.g., Performance Share Awards) under the Plan during such times as the Participant is considered to have "inside information" regarding the Corporation (as defined by any applicable laws in the Participant's country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy maintained by the Corporation. The Participant acknowledges that it is the Participant's responsibility to comply with any applicable restrictions, and the Participant is advised to speak to his or her personal advisor on this matter.
(19)Imposition of Other Requirements: The Corporation reserves the right to impose other requirements on the Participant's participation in the Plan, on the Performance Share Award and on any Shares acquired under the Plan, to the extent the Corporation determines it is necessary or advisable in order to comply with local law, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
(20)Headings: Headings of paragraphs and sections used in this Agreement are for convenience only and are not part of this Agreement, and must not be used in construing it.
(21)Waiver: The Participant acknowledges that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant.
(22)Definitions: In addition to the capitalized terms defined in the Plan, the following terms as used herein shall have the following meanings when used with initial capital letters:
(a)"Normal Retirement Age" shall mean the later of (1) six (6) months following the Date of Grant, or (2) attainment of age 65.
(b)"Termination" shall mean the applicable employee's termination of employment. For purposes of this Agreement, (i) for U.S. taxpayers,

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Termination and words of similar effect shall be construed consistent with a "separation from service" under Section 409A of the Code to the extent required by Section 409A of the Code, and (ii) for non-U.S. taxpayers, Termination and words of similar effect shall mean that the Participant is no longer actively employed by an Employing Company, without regard to any notice period (i.e., active employment would not include any contractual notice period or any period of "garden leave" or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any).
(c)“Termination with Consent” shall mean Termination with the express written consent of the Corporation expressly referencing an entitlement to vesting of the Performance Share Award.

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EXHIBIT A
Performance Goals for the Performance Period
[Omitted.]

Performance Share Award-December 2021